Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement Number 333-53680 dated January 12, 2001 and 333-129984 dated November 29, 2005 on Form S-8 of Service Bancorp, Inc., of our report dated September 12, 2007, appearing in this Annual Report on Form 10-KSB of Service Bancorp, Inc, for the year ended June 30, 2007.

/s/ Wolf & Company, P.C.

Boston, Massachusetts

September 12, 2007